Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2023, relating to the consolidated financial statements of LanzaTech NZ, Inc. and subsidiaries, appearing in the current report on Form 8-K of LanzaTech Global, Inc. as amended on March 28, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 21, 2023